Exhibit 99.1

For Immediate Release

GLOBAL WATER RESOURCES, INC. REPORTS

SECOND QUARTER 2016 RESULTS

PHOENIX, AZ – August 11, 2016 – Global Water Resources, Inc. (NASDAQ: GWRS, TSX: GWR) (the “Company” or “Global Water”), a water resource management company that owns and operates regulated water, wastewater and recycled water utilities in the metropolitan Phoenix area, today reported its second quarter financial results for the period ended June 30, 2016.  All amounts, unless otherwise indicated, are in U.S. dollars.  See information below regarding today's conference call information.

Second Quarter 2016 Highlights

•	Completed a plan of arrangement that resulted in the merger of GWR Global Water Resources Corp. (“GWRC”) with and into Global Water Resources, Inc.;
•	Began trading on the NASDAQ Global Market under the symbol “GWRS”;
•	Completed initial public offering of 1,339,520 shares for gross proceeds of $8.4 million, including the over-allotment of shares exercised by the underwriter;
•	Completed a debt refinancing by issuing $115 million of senior secured notes at a blended interest rate of 4.55%;
•	Following the US listing and debt refinancing, increased dividend by 10%;
•	Completed the sale of the assets of Willow Valley Water Company for proceeds of approximately $2.3 million;
•	Received a favorable ruling from the IRS providing the ability to defer the taxable gain associated with the Valencia condemnation by making capital investments in existing utilities;
•	Negotiated a nearly $1 million reduction to an outstanding purchase price liability by pre-paying $2.8 million instead of $3.8 million on the original due date of October 2018;
•

Year to date through 2016, water, wastewater and recycled water revenue (Utility Revenue) declined 12.4% as a result of the Valencia and Willow dispositions.  Excluding the impact of these dispositions, year to date Utility Revenue grew by 7.1%;

•	Total active connections increased to 36,795 as of June 30, 2016 from 36,272 at December 31, 2015 (after adjusting for the Willow Valley disposition). This represents a 2.9% annualized growth rate.

“This was a very productive quarter for Global Water. We completed numerous major milestones to improve our corporate structure, increase cash flow and put ourselves in a strong position for future growth,” said Ron Fleming, President and CEO of Global Water. “With the successful completion of the US Listing, the debt refinancing and the sale of Willow Valley, we can keep focused on our core business and its long term prospects.  After adjusting for the Valencia and Willow dispositions, our year-to-date active connections and Utility Revenue have increased over last year.   With authorized future rate increases and strong single family permit data, we expect this trend to continue.”

Summary of Financial Results

Consolidated Revenue

Consolidated revenues (which consists of Utility Revenue and other non-utility revenue) for the three and six months ended June 30, 2016 were $7.6 million and $14.4 million respectively, compared to $9.1 million and $16.7 million for the three and six months ended June 30, 2015.  Specifically, year over year Utility Revenue was down $1.3 million (or 15%) and $2.0 million (or 12.4%) for the three and six months ended June 30, 2016, while other non-utility revenue was down $155,000 (or 89%) and $262,000 (or 87%) for the three and six months ended June 30, 2016.

Utility Revenue for the three and six months ended June 30, 2015 included the results of our Valencia and Willow Valley operations. Utility Revenue for the three and six months ended June 30, 2016 included the results of our Willow Valley operations.  The Company disposed of Valencia in July 2015 and Willow Valley in May 2016.  Excluding Valencia and Willow Valley for the three and six months ended June 30, 2016, Utility Revenue increased by $481,000 (or 6.9%) and $930,000 (or 7.1%) respectively over the same periods in 2015.  The growth was primarily driven by a 2.9% annualized increase in active connections as of June 30, 2016, increased rates pursuant to the 2014 rate order and an increase in water consumption.

Operating Expenses

Operating expenses for the three and six months ended June 30, 2016 were $6.8 million and $12.5 million respectively, compared to $6.8 million and $13.6 million for the three and six months ended June 30, 2015.

Although the second quarter was generally flat year over year it’s important to review the variances amongst the different expense categories.  Specifically, operating and maintenance expense was lower by $615,000 and depreciation expense was lower by $710,000, both due to the Valencia and Willow Valley dispositions.  Additionally, general and administrative expense was $1.3 million higher, reflecting $1.1 million of higher deferred compensation and board compensation, which was primarily driven by the 49.2% increase in stock price for the quarter as well as the incremental costs associated with the GWRC merger and becoming a US public company.

The operating expenses for the six months ended June 30, 2016 were $1.1 million lower than the same period in 2015.  This includes a $1.0 reduction in operating and maintenance expenses as well as a $1.4 million reduction in depreciation expense.  Both are a result of the Valencia and Willow Valley dispositions.  These improvements to operating expense were offset by a $1.3 million higher general and administrative expense which was primarily due to the increase in deferred and board compensation (driven by the 61% increase in stock price from December 31, 2015 to June 30, 2016) as well as the incremental costs associated with the GWRC merger and becoming a US public company.

Net Income/Loss

Global Water incurred a net loss of $3.6 million and $3.9 million for the three and six months ended June 30, 2016, compared to net income of $403,000 and net loss of $512,000 for the three and six months ended June 30, 2015.

The higher losses for the three and six months ended June 30, 2016 are primarily due to the increased interest expense reflecting charges incurred in connection with the Company’s debt refinancing.  Specifically, the Company recorded $3.2 million in interest expense for early payoff of debt and $2.1 million for write-off of deferred financing fees.  These higher expenses were partially offset by higher rates, organic connection growth, and increased water consumption.

EBITDA

EBITDA for the three and six months ended June 30, 2016 was $3.5 million and $6.4 million respectively, compared to $5.0 million and $7.9 million for the same respective periods in 2015.  This represents a year over year decrease in EBITDA of $1.5 for both the three and six month periods.  The year over year decline is primarily associated with the disposition of Valencia, the previously mentioned increase in deferred and board compensation expenses that were driven by the change in stock price, offset by the $950,000 one-time gain related to the early payoff of the Sonoran acquisition liability.

Adjusted EBITDA for the three and six months ended June 30, 2016 was $2.7 million and $5.8 million respectively, compared to $4.7 million and $7.8 million for the same periods in 2015.  The year over year decline for the three and six month periods was primarily due to the previously mentioned increase in deferred and board compensation expense, the Valencia disposition as well as the incremental costs associated with the GWRC merger and becoming a US public company.  This was partially offset by higher rates, organic connection growth, and increased water consumption.

Business Outlook

Global Water's immediate growth strategy for its regulated water, wastewater and recycled water business is driven by increased service connections, continued operating efficiencies and utility rate increases approved by the Arizona Corporation Commission (ACC).  Global Water now has the opportunity to return to its original mission, to aggregate water and wastewater utilities, which it may pursue as opportunities arise, allowing our customers and the Company to realize the benefits of consolidation, regionalization, and environmental stewardship.

Connection Rates

Excluding the impact of the Valencia and Willow Valley operations, Global Water experienced positive growth in new connections and in re-establishing service on previously vacant homes.  As of June 30, 2016, active service connections increased by 523 to 36,795, compared with 36,272 as of December 31, 2015. This represents an annualized increase of 2.9%. The Company’s vacancy rate is now at 2.0% after reaching a peak of 11.2% in February of 2009.

Arizona’s Growth Corridor: Positive Population Trends

The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base and low taxes. Its population has increased throughout 2015 and into 2016, and it continues to grow. The Arizona Department of Administration – Office of Employment and Population Statistics predicts that Maricopa County will have a population of 4.5 million by 2020.

Metro-Phoenix single family housing building permit data continues to improve. Metro-Phoenix issued nearly 16,000 permits in 2015, which was a 44% increase over 2014.  This year, Metro-Phoenix permit growth rate has increased another 21%, and experts project greater than 19,000 single family housing permits for the year. In the City of Maricopa, where Global has its largest water and wastewater utilities, permits are up 67% year over year.

This rate of growth, combined with more than five additional years of rate phase-ins, will create the opportunity for Global Water to meaningfully increase its active connections and regulated revenues for the foreseeable future.

Conference Call

Global Water will conduct a conference call on Thursday, August 11, 2016, at 1:00 p.m. EST.  Interested persons may access the call by dialing (647) 427-7450 or toll free at (888) 231-8191.  Shortly after the conclusion of the call, a replay will be available by dialing (416) 849-0833 or (855) 859-2056.  The passcode is 50290110. The replay will expire at midnight (EST) on August 25, 2016.  A copy of the transcript and an audio replay of the conference call, once available, will be archived within the investor section of the Company's web site at www.gwresources.com.

About Global Water Resources, Inc.

The Company is a water resource management company located in Phoenix, Arizona, that owns and operates regulated water, wastewater and recycled water utilities in the metropolitan Phoenix area. More information on the Company can be found at www.gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures

This press release contains references to "EBITDA", Adjusted EBITDA and Utility Revenue excluding the effects of the disposition of Willow Valley and Valencia. EBITDA is defined for the purposes of this press release as net income or loss before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events and (ii) equity method investment. Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of expenditures associated with building and placing our systems. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides a measure of our recurring core business.  However, EBITDA and Adjusted EBITDA are not recognized earnings measures under U.S. GAAP and do not have a standardized meaning prescribed by U.S. GAAP. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Investors are cautioned that EBITDA and Adjusted EBITDA should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with U.S. GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to Net Income, and revenue excluding the effects of the disposition of Willow Valley and Valencia to revenue, the most comparable GAAP measures are included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain forward-looking statements which reflect the Company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, improvements to our bottom line, our strategy, trends relating to population increases, increases in active connections, increases in regulated revenue, housing permit projections and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory and other factors. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof.  Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov.  We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Michael J. Liebman	Laura Scutaru
Chief Financial Officer and Corporate Secretary	Investor Relations
Global Water Resources, Inc.	NATIONAL Equicom
(480) 999-5104	(416) 586-1964
Mike.liebman@gwresources.com	lscutaru@national.ca
www.gwresources.com

GLOBAL WATER RESOURCES, INC.

CONSOLIDATED BALANCE SHEETS

As of June 30, 2016 and December 31, 2015

(Unaudited)

	June 30, 2016	December 31, 2015
	(in thousands, except share data)
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	$262,023	$258,244
Less accumulated depreciation	(67,262)	(64,092)
Net property, plant and equipment	194,761	194,152
CURRENT ASSETS:
Cash and cash equivalents	25,581	11,513
Accounts receivable — net	1,538	1,132
Due from affiliates	286	306
Accrued revenue	1,848	1,745
Prepaid expenses and other current assets	880	1,179
Assets held for sale	—	2,840
Total current assets	30,133	18,715
OTHER ASSETS:
Intangible assets — net	12,772	12,772
Regulatory asset	163	227
Deposits	—	13
Bond service fund and other restricted cash	66	9,042
Equity method investment	503	821
Total other assets	13,504	22,875
TOTAL ASSETS	$238,398	$235,742
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,001	$1,322
Accrued expenses	6,961	5,137
Deferred revenue	4	11
Customer and meter deposits	1,639	1,706
Long-term debt — current portion	143	1,994
Liabilities relating to assets held for sale	—	493
Total current liabilities	9,748	10,663
NONCURRENT LIABILITIES:
Long-term debt and capital leases	114,486	102,417
Deferred regulatory gain - ICFA	19,733	19,730
Regulatory liability	7,859	7,859
Advances in aid of construction	62,761	61,480
Contributions in aid of construction — net	4,321	4,426
Deferred income tax liabilities, net	1,861	4,164
Acquisition liability	934	4,688
Other noncurrent liabilities	904	252
Total noncurrent liabilities	212,859	205,016
Total liabilities	222,607	215,679
Commitments and contingencies (see Note 13)
SHAREHOLDERS' EQUITY :
Common stock, $0.01 par value, 60,000,000 shares authorized 19,581,266 and 18,241,746 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	196	2
Treasury Stock	87	—
Paid in capital	21,079	21,659
Accumulated deficit	(5,571)	(1,598)
Total shareholders' equity	15,791	20,063
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$238,398	$235,742

GLOBAL WATER RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2016 and 2015

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands, except per share data)
REVENUES:
Water services	$3,647	$5,114	$6,636	$9,007
Wastewater and recycled water services	3,922	3,793	7,729	7,395
Unregulated revenues	20	175	40	302
Total revenues	7,589	9,082	14,405	16,704

OPERATING EXPENSES:
Operations and maintenance	1,596	2,057	3,208	3,917
Operations and maintenance - related party	465	618	937	1,229
General and administrative	3,092	1,807	5,146	3,871
Depreciation	1,610	2,320	3,227	4,632
Total operating expenses	6,763	6,802	12,518	13,649
OPERATING INCOME	826	2,280	1,887	3,055

OTHER INCOME (EXPENSE):
Interest income	4	2	7	4
Interest expense	(7,458)	(2,050)	(9,280)	(4,129)
Other	1,107	338	1,430	162
Other - related party	(41)	25	(142)	60
Total other income (expense)	(6,388)	(1,685)	(7,985)	(3,903)

INCOME (LOSS) BEFORE INCOME TAXES	(5,562)	595	(6,098)	(848)
INCOME TAX BENEFIT	1,968	(192)	2,190	336
NET INCOME (LOSS)	$(3,594)	$403	$(3,908)	$(512)

Basic loss per common share	$(0.19)	$0.02	$(0.21)	$(0.03)
Diluted loss per common share	$(0.19)	$0.02	$(0.21)	$(0.03)
Dividends declared per common share	$0.06	$0.06	$0.14	$0.12

Weighted average number of common shares used in the determination of:
Basic	19,172,306	18,319,687	18,707,026	18,324,489
Diluted	19,172,306	18,319,687	18,707,026	18,324,489

GLOBAL WATER RESOURCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2016 and 2015

(Unaudited)

	Six Months Ended June 30,
	2016	2015
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,908)	$(512)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:	0	0
Deferred compensation	1,556	443
Depreciation	3,227	4,632
Write-off of debt issuance costs	2,165	—
Amortization of deferred debt issuance costs and discounts	405	112
Gain on sale of 303 contracts	—	(296)
Loss on sale of Willow Valley	54	—
Loss on equity investment	318	100
Other (gains) and losses	(953)	176
Provision for doubtful accounts receivable	58	28
Deferred income tax benefit	(2,302)	(336)
Changes in assets and liabilities:	—	—
Accounts receivables	(464)	(290)
Other current assets	(453)	(957)
Accounts payable and other current liabilities	(2,268)	(2,423)
Other noncurrent assets	63	85
Other noncurrent liabilities	37	—
Net cash (used in) provided by operating activities	(2,465)	762

CASH FLOWS FROM INVESTING ACTIVITIES:	0	0
Capital expenditures	(2,634)	(1,009)
Proceeds from the sale of Willow Valley	2,254	—
Withdrawals (deposits) of restricted cash, net	75	(80)
Cash received from the sale of Loop 303 Contracts	—	296
Cash advance to related party	—	(1,107)
Repayment of related party cash advance	—	833
Deposits	13	7
Net cash used in investing activities	(292)	(1,060)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan borrowings	115,000	—
Repayments of bond debt	(106,695)	—
Proceeds withdrawn from bond service fund	8,825	—
Proceeds from sale of stock	8,372	—
Payments of offering costs for sale of stock	(2,818)	—
Payment of Sonoran acquisition liability	(2,800)	—
Loan repayments	—	(393)
Principal payments under capital lease	(72)	(48)
Debt issuance costs paid	(759)	—
Advances in aid of construction	175	144
Dividends paid	(2,403)	(2,293)
Share repurchase	—	(96)
Refunds of advances for construction	—	(29)
Net cash provided by (used in) financing activities	16,825	(2,715)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	14,068	(3,013)
CASH AND CASH EQUIVALENTS — Beginning of period	11,513	6,577
CASH AND CASH EQUIVALENTS – End of period	$25,581	$3,564

GLOBAL WATER RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2016 and 2015

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands)
EBITDA
Net Loss	$(3,594)	$403	$(3,908)	$(512)
Income tax expense	(1,968)	192	(2,190)	(336)
Interest income	(4)	(2)	(7)	(4)
Interest expense	7,458	2,050	9,280	4,129
Depreciation	1,610	2,320	3,227	4,632
Amortization	—	—	—	—
EBITDA	$3,502	$4,963	$6,402	$7,909

Loss on sale of Willow Valley	$54	$—	$54	$—
Gain on sale of Sororan acquisition liability	(954)	—	(954)	—
Writedown of Willow Valley assets held for sale	—	—	—	176
Gain on sale of Loop 303 Contracts	—	(296)	—	(296)
Equity investment loss	130	56	318	100
EBITDA adjustments	(770)	(240)	(582)	(20)
Adjusted EBITDA	$2,732	$4,723	$5,820	$7,889

	Three Months Ended June 30,
	2016	2015	Change	% Change
	(in thousands)
Water services	$3,647	$5,114	$(1,467)	-28.7%
Wastewater and recycled water services	3,922	3,793	129	3.4%
Utility revenue	$7,569	$8,907	$(1,338)	-15.0%
Valencia Water Company water revenue	—	(1,701)	1,701	-100.0%
Willow Valley water revenue	(80)	(199)	119	-59.8%
Adjusted utility revenue	$7,489	$7,007	$482	6.9%

	Six Months Ended June 30,
	2016	2015	Change	% Change
	(in thousands)
Water services	$6,636	$9,007	$(2,371)	-26.3%
Wastewater and recycled water services	7,729	7,395	334	4.5%
Utility revenue	$14,365	$16,402	$(2,037)	-12.4%
Valencia Water Company water revenue	—	(2,891)	2,891	-100.0%
Willow Valley water revenue	(306)	(383)	77	-20.1%
Adjusted utility revenue	$14,059	$13,128	$931	7.1%